Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

EXCERPT OF THE MINUTES OF THE 130th MEETING OF THE

BOARD OF DIRECTORS

HELD ON JULY 13, 2016

As Secretary of the meeting of the Board of Directors, I hereby CERTIFY that the introduction of the Minutes of the 130th Meeting of the Board of Directors of Oi S.A. held on July 13, 2016, at 11:00 am, reads as follows:

“At the start of the meeting, the resignation of Mr. Pedro Guimarães e Melo de Oliveira Guterres was recorded, expressed in a letter dated July 8, 2016, from the position of alternate member of the Board of Directors.”

All members of the Board of Directors were present and affixed their signatures: José Mauro M. Carneiro da Cunha, Ricardo Malavazi Martins, Thomas Reichenheim, Rafael Luís Mora Funes, André Cardoso de M. Navarro, Luís Maria Viana Palha da Silva, João Manuel Pisco de Castro, Pedro Z. Gubert Morais Leitão and Marcos Grodetzky.

Rio de Janeiro, July 13, 2016.

José Augusto da Gama Figueira

Secretary